Filed Pursuant to Rule 433

Registration Statement No. 333-186257

Registration Statement No. 333-186257-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$400,000,000 Floating Rate Senior Notes due 2017

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Trade Date:	August 7, 2014
Settlement Date:	August 14, 2014 (T+5)

Principal Amount:	$400,000,000
Maturity Date:	August 14, 2017
Issue Price (Price to Public):	100% of face amount
Gross Spread:	20 bps
Proceeds to Issuer:	$399,200,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+12.5 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each February 14, May 14, August 14 and November 14, commencing November 14, 2014
Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date, except that initial Interest Determination Date will be August 12, 2014
Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CB5
ISIN:	US084664CB55

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Settlement Period: The closing will occur on August 14, 2014, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 326-5897.